                                                                   Exhibit 10.26

                         QUEST DIAGNOSTICS INCORPORATED
                               ONE MALCOLM AVENUE
                           TETERBORO, NEW JERSEY 07608
                                 April 11, 2000

Kenneth W. Freeman
15 West 81st Street
Apartment 10-F
New York, New York 10024

Dear Mr. Freeman:

Reference is made to the Employment Agreement, dated December 31, 1999 (the "Employment Agreement"), between Quest Diagnostics, Inc. (the "Company") and yourself.

The parties agree that the term "Change in Control" as used in the Agreement shall be amended as follows:

         1. Section 11(f)(i) of the Employment Agreement "Change in Control" shall be amended to read as follows:

                           "(i) The Company's shareholders approve any
                  "Qualifying Merger or Consolidation," sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation and such transaction is completed substantially in accordance with the terms approved by the shareholders; PROVIDED THAT notwithstanding anything to the contrary, in this subsection (f)(i), no such merger, consolidation or sale shall be deemed to constitute a "Change in Control" if such transaction or series of transactions required the Executive to be identified in any United States securities law filing as a person or a member of any group acquiring , holding or disposing of beneficial ownership of the Company's securities and/or assets and effecting a "Change in Control" as defined in this subclause (f)(i)";

         2. Section 11(f)(iii) of the Employment Agreement "Change in Control" shall be amended to read as follows:

                           "(iii) the acquisition of any third-party of stock
                  constituting at least 51% of all outstanding shares of stock of the Company and that is not part of a Qualifying Merger or Consolidation (a "Share Acquisition") and subsequent to such acquisition either (i) the Company is no longer a public company for U.S. securities law purposes, or (ii) there is a material diminution of the Executive's position or any other breach of this Agreement by the Company or event giving rise to a Good Reason termination by the Executive."

         3. Section 11(f) of the Employment Agreement shall be amended by adding the following new subsection (iv):

                           "(iv) For purposes of this Section (f), "Qualifying
                  Merger or Consolidation" shall mean any of the following: (1) any merger or consolidation between the Company and any entity in which the surviving entity (whether or not the Company) is not a publically traded entity and the Executive is not CEO and Chairman of the publically traded parent (if any) of the surviving entity, or (2) any merger or consolidation between the Company and any entity in which the surviving entity (whether or not the Company) is publically traded and the Executive is not CEO and Chairman of such surviving entity."

         3. Except as otherwise provided for herein, the term of the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the foregoing by signing below, where indicated.

Sincerely,

QUEST DIAGNOSTICS INCORPORATED

By: ______________  ____________________

Title: ___________  _____________________

ACCEPTED AND AGREED TO:

-------------------------------------
Kenneth W. Freeman





                                       -2-